UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

      The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
 Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

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                    Name: GAM MULTI-STRATEGY INVESTMENTS, LLC

   Address of Principal Business Office (No. & Street, City, State, Zip Code):

                                c/o GAM USA Inc.
                              135 East 57th Street
                            New York, New York 10022

             Telephone Number (including area code): (212) 407-4600

                Name and address of agent for service of process:

                             Kenneth A. Dursht, Esq.
                                  GAM USA Inc.
                              135 East 57th Street
                            New York, New York 10022

                                    copy to:

                           Christopher M. Wells, Esq.
                              Coudert Brothers LLP
                           1114 Avenue of the Americas
                          New York, New York 10036-7703

                             Check Appropriate Box:

  Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                                 Yes /X/ No / /

                                   SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940 the registrant has duly caused this notification of registration to be duly signed on its behalf in the City of New York and State of New York on the 31 day of March, 2005.


                                              GAM MULTI-STRATEGY
                                              INVESTMENTS, LLC

                                              By       GAM USA Inc.,
                                              Advisor, Authorized Person



                                              By:     /s/ Kenneth A. Dursht
                                                 -------------------------------
                                              Kenneth A. Dursht
                                              Secretary and General Counsel

Attest:



By:      /s/ Kevin J. Blanchfield
    --------------------------------
Name: Kevin J. Blanchfield
Title: Authorized Person



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